Exhibit 10.5

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of the 2nd day of November 2009 (the “Execution Date”) by and among (A) WHYTE LYON & CO. INC., a New York corporation (the “Principal Stockholder”) and the other Person or Persons who have executed this Agreement on the signature page hereof under the designation “WHYTE LYON STOCKHOLDERS” and/or their assignees (collectively, with the Principal Stockholder, the “Stockholders”); (B) WHYTE LYON SOCRATIC, INC., a Delaware corporation (“Whyte Lyon”) with offices located at 291 Seventh Avenue, New York, NY  10012; and (C) FUND.COM INC., a Delaware corporation (“FNDM”), with offices located at 14 Wall Street, New York, New York 10005.  The Stockholders, Whyte Lyon and FNDM are hereinafter sometimes referred to individually as a “Party” and collectively as “Parties”.

RECITALS

A.           On the Closing Date, the Stockholders shall sell and FNDM shall purchase 100% of the shares of the capital stock of Whyte Lyon.

B.           On the Closing Date, FNDM and Whyte Lyon will enter into the Content License Agreement with Vensure Employer Services Inc., an Arizona corporation (“Vensure”) and Vensure Retirement Administration, Inc., a Delaware corporation (“VRA” and with Vensure, the “Vensure Group”).

NOW, THEREFORE, in consideration of the foregoing recitals, the following mutual and respective covenants and agreements of the Parties, intending to be legally bound, the Parties agree as follows:

1.             Definitions. Certain capitalized terms used in this Agreement shall have the same meaning as is defined in the Prior Agreement.  Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “ controlling,” “ controlled by ” and “ under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day, other than a Saturday, Sunday or holiday, on which banks in New York City are open for the general transaction of business.

“Closing Date” means a date, which shall be as of September 29, 2009 (unless such date shall be extended by mutual agreement of IPG and Whyte Lyon), when and all Transaction Documents shall be executed and delivered and not less than fifty percent (50%) of the proceeds of the $1,500,000 Long Term Loan shall be funded.

“Content License Agreement” shall mean a seven year educational content license agreement among FNDM, Whyte Lyon and the Vensure Group, which shall be in the form of Exhibit A annexed hereto and made a part hereof.

“FNDM Class A Common Stock” shall mean the 300,000,000 shares of the Class A Common Stock, $0.001 par value per share, of FNDM that are authorized for issuance pursuant to the certificate of incorporation of FNDM.

“FNDM Purchase Agreement” shall mean that securities purchase agreement, dated as of September 24, 2009, among FNDM, Vensure and the stockholders of Vensure, pursuant to which, inter alia, FNDM shall have purchased 218,833.33 shares of the Series A participating preferred stock of Vensure (the “Series A Preferred Stock”).

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Intellectual Property” shall mean all present and future:  trade secrets, know-how and other proprietary information; Trademarks, internet domain names (including, without limitation, the domain name “www.fund.com”), service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, results of operations, condition (financial or otherwise), business or prospects of Whyte Lyon, or FNDM and its consolidated Subsidiaries, as applicable, and (b) the ability of Whyte Lyon or FNDM and its consolidated Subsidiaries, as applicable, to perform its obligations under the Transaction Documents.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“SEC Filings” means all reports, schedules, forms, statements and other documents the Corporations are required to file with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

“Subject Shares” shall mean 100% of the shares of Whyte Lyon Common Stock that are issued and outstanding as at the date of this Agreement.

“Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Whyte Lyon and/or any of its other subsidiaries.

“Trademarks” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.

“Transaction Documents” means the collective reference to this Agreement and the Content License Agreement.

“Whyte Lyon Common Stock” means, at any point in time, the one hundred (100) shares of the common stock of Whyte Lyon, without par value per share, authorized for issuance pursuant to the certificate of incorporation of Whyte Lyon.

 2.           Sale and Purchase of the Subject Shares

2.1           Sale of the Subject Shares.

(a)           On the Closing Date, the Stockholders shall sell, transfer and assign to FNDM one hundred (100) shares of Whyte Lyon Common Stock, constituting all, and not less than all of the Subject Shares.  Such Subject Shares shall represent 100% of the issued and outstanding shares of the capital stock of Whyte Lyon as at the Closing Date.

(b)           On the Closing Date, against payment and delivery of the FNDM Purchase Shares contemplated by Section 2.2 below, the Stockholders shall deliver to FNDM stock certificate(s) evidencing all, and not less than all, of the Subject Shares, duly endorsed for transfer or accompanied by separate stock powers, duly executed in a manner reasonably acceptable to FNDM.

2.2           Consideration for the Subject Shares.   On the Closing Date, and in full consideration for the Subject Shares, FNDM shall:

(a)            deliver to the Stockholders an aggregate of five hundred thousand (500,000) shares of FNDM Class A Common Stock (the “FNDM Purchase Shares”); which FNDM Purchase Shares shall be issued to the Stockholders, in pro rata amounts based upon the percentage by which the number of Subject Shares owned of record by each Stockholder bears to 100% of the Subject Shares;

(b)           pay to Whyte Lyon the sum of Two Hundred and Fifty Thousand ($250,000) Dollars, by wire transfer of immediately available funds to a bank account designated by Whyte Lyon.

2.3           Consummation of Certain Transaction.   The parties hereto covenant and agree that on or before the Closing Date under this Agreement, all of the transactions with the Vensure Group contemplated by the FNDM Purchase Agreement shall have been consummated.

3.           Lock up Agreement

By their execution of this Agreement, the Principal Stockholder does hereby covenant and agree that, without the prior written consent of FNDM, neither it nor its Affiliates shall not publicly sell or transfer any of the FNDM Purchase Shares issued to them for a period of eighteen (18) months following the Closing Date.

4.           Representations and Warranties of Whyte Lyon and the Principal Stockholder

Each of Whyte Lyon and the Whyte Lyon Principal Stockholder jointly and severally represents and warrants to FNDM as of the date hereof, the Closing Date, as follows:

4.1           Organization and Authority

Whyte Lyon is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Whyte Lyon (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Transaction Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party, and to consummate all the transactions contemplated under the Transaction Documents.  Whyte Lyon is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

4.2           Transaction Documents

The execution, delivery and performance by Whyte Lyon of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby:

(a)           have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person;

(b)           do not violate any provisions of (i) applicable law, statute, rule, regulation, ordinance or tariff, (ii) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (iii) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of Whyte Lyon, or any agreement between Whyte Lyon and its Stockholders, officers or directors or among any such Stockholders, officers or directors;

(c)           are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound;

(d)           except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and

(e)           do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

When executed and delivered, each of the Transaction Documents to which Whyte Lyon is a party will constitute the legal, valid and binding obligation of Whyte Lyon and each of the Stockholders, enforceable against such Persons in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

4.3           Capitalization; Ownership and Employees

(a)           The number of issued and outstanding shares of Whyte Lyon Common Stock, the names of each of the Stockholders, and the ownership of the Subject Shares by each of the Stockholders are set forth on the signature page to this Agreement.

(b)           The Subject Shares represent 100% of the issued and outstanding shares of the Whyte Lyon Common Stock.  Except for this Agreement and the Subject Shares, there are no shares of Whyte Lyon capital stock or other Whyte Lyon securities issued and outstanding, and there are no options, warrants, agreements or other commitments binding upon Whyte Lyon or any of the Stockholders to issue any additional securities of Whyte Lyon.

(c)           The Subject Shares have been duly authorized and validly issued and are fully paid and non-assessable, and each of the Stockholders owns beneficially and of record all the Subject Shares free and clear of any Liens other than Liens created by the Transaction Documents.

(d)           The Principal Stockholder is the record and beneficial owner of fifty one (51) of the Subject Shares, representing 51% of the issued and outstanding shares of capital stock of Whyte Lyon.

4.4           Agreements

Whyte Lyon is not

(a)           a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Transaction Document,

(b)           in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect; or

(c)           a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management or service fee with respect to, the ownership, operation, leasing or performance of its business.

4.5           Litigation

There is no action, suit, proceeding or investigation pending or, to the Stockholders’ knowledge, threatened against Whyte Lyon that (a) questions or could prevent the validity of any of the Transaction Documents or the right of such Person to enter into any Transaction Document or to consummate the transactions contemplated thereby, (b) would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Effect, or (c) would reasonably be likely to result in any change of control or other change in the current ownership, control or management of Whyte Lyon.  Neither Whyte Lyon nor any of the Stockholders is aware that there is any basis for the foregoing.  Whyte Lyon is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no action, suit, proceeding or investigation initiated by Whyte Lyon currently pending.  Whyte Lyon does not have any existing accrued and/or unpaid indebtedness or other payment obligations to any Governmental Authority.

4.6           Compliance with Law

(a)           Whyte Lyon (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Person and/or such Person’s business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.  There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.

(b)           Whyte Lyon has not received any notice that it is not in compliance in any respect with any of the requirements of any of the foregoing.  Whyte Lyon has not (i) engaged in any Prohibited Transactions as defined in Section 405 of ERISA and Section 4965 of the Internal Revenue Code of 1985, as amended, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) any knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (iv) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980.

4.7           Intellectual Property

(a)           Whyte Lyon owns, licenses or utilizes, and is a party to, all patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software, licenses and other Intellectual Property, necessary to operate the business of Whyte Lyon and the Whyte Lyon Subsidiaries.

(b)           Whyte Lyon owns all rights to the trademarks or trade names “The Institute of Modern Economy” and “IOME.”

(c)           Whyte Lyon will own, or will license or have the exclusive right to utilize, as the case may be, all educational content contemplated to be produced under the Content License Agreement

4.8           Licenses and Permits; Labor

Whyte Lyon is in compliance with and has all permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of Whyte Lyon’s business.  All of the foregoing are in full force and effect and not in known conflict with the rights of others.  Whyte Lyon is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be likely to have a Material Adverse Effect.

4.9           Disclosure

No Transaction Document nor any other agreement, document, certificate, or statement furnished to FNDM by or on behalf of Whyte Lyon in connection with the transactions contemplated by the Transaction Documents, nor any representation or warranty made by Whyte Lyon in any Transaction Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading.  There is no fact known to Whyte Lyon or the Stockholders which has not been disclosed to FNDM in writing which would reasonably be likely to have a Material Adverse Effect.

4.10        Intentionally Omitted

4.11        Names; Location of Offices and Records

Whyte Lyon has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 4.11.  Each trade name of Whyte Lyon represents a division or trading style of Whyte Lyon..

4.12        Survival

Whyte Lyon and the Stockholders makes the representations and warranties contained herein with the knowledge and intention that FNDM is relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement.

5.           Representations and Warranties of FNDM

FNDM does hereby represent and warrant on behalf of itself and each of its consolidated Subsidiaries (collectively with FNDM, the “FNDM Corporations”) to each of Whyte Lyon and the Whyte Lyon Stockholders as of the date hereof, the Closing Date, as follows:

5.1           Organization and Authority

FNDM is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  FNDM and each of the FNDM Corporations:

(a)           has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Transaction Documents,

(b)           is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party, and to consummate all the transactions contemplated under the Transaction Documents.

(c)           None of the FNDM Corporations is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

5.2           Transaction Documents

The execution, delivery and performance by FNDM of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby:

(a)           have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person;

(b)           do not violate any provisions of (i) applicable law, statute, rule, regulation, ordinance or tariff, (ii) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (iii) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of FNDM, or any agreement between FNDM and its Stockholders, officers or directors or among any such Stockholders, officers or directors;

(c)           are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound;

(d)           except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and

(e)           do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

When executed and delivered, each of the Transaction Documents to which FNDM is a party will constitute the legal, valid and binding obligation of FNDM, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3           FNDM Public Filings; Financial Statements; Assets and Liabilities.

(a)           FNDM has timely filed (subject to 12b-25 extensions) all Form 10-KSB, Form 8-K, Form 10-Q and other forms and periodic reports (collectively, SEC Reports”) required to be filed under the United States Securities and Exchange Act of 1934, as amended (the “1934 Act”), and is a voluntary filer of reports under Section 13 or 15(d) of the 34 Act..

(b)           The Form 10-KSB/A Annual Report of of FNDM for its 2008 fiscal year, includes the audited consolidated balance sheet, statement of operations and statement of cash flows of the FNDM Corporations as at December 31, 2008 and for the fiscal year then ended (the “FNDM 2008 Audited Financial Statements”), and the FNDM Form 10-Q for the quarterly period ended June 30, 2009, contains the consolidated unaudited balance sheet, statement of operations and statement of cash flows of the FNDM Corporations as at June 30, 2009 and for the six months then ended (the “FNDM Unaudited Financial Statements”).  Except as set forth on the FNDM Balance Sheet as at June 30, 2009 or otherwise disclosed on Schedule 4(d), as at June 30, 2009 and for all periods subsequent thereto up to the date of this Agreement, the FNDM Corporations have no other assets and have incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of the FNDM Corporations are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(c)           Except as set forth on its SEC Reports, the FNDM Corporations has no other material operating assets or liabilities and conducts no other trade or business.

(d)           No Material Adverse Changes.  Since June 30, 2009, (i) there has not been any material adverse changes in the financial position of the FNDM Corporations except changes arising in the ordinary course of business or liabilities not required to be reflected in the FNDM financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, which changes will in no event materially and adversely affect the consolidated financial position of FNDM, and will be consistent with the representations made by FNDM hereunder.

5.4           Agreements

Except as disclosed in the SEC Reports, none of the FNDM Corporations is:

(a)           a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Transaction Document,

(b)           in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect; or

(c)           a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management or service fee with respect to, the ownership, operation, leasing or performance of its business.

5.5           Litigation

Except as disclosed in the SEC Reports, there is no action, suit, proceeding or investigation pending or, to FNDM’s knowledge, threatened against any of the FNDM Corporations that (a) questions or could prevent the validity of any of the Transaction Documents or the right of such Person to enter into any Transaction Document or to consummate the transactions contemplated thereby, (b) would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Effect, or (c) would reasonably be likely to result in any change of control or other change in the current ownership, control or management of FNDM.  FNDM is not aware that there is any basis for the foregoing.  None of the FNDM Corporations is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.  There is no action, suit, proceeding or investigation initiated by the FNDM Corporations currently pending.  None of the FNDM Corporations has any existing accrued and/or unpaid indebtedness or other payment obligations to any Governmental Authority.

5.6           Compliance with Law

(a)           Except as disclosed in the SEC Reports, each of the FNDM Corporations (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Person and/or such Person’s business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.  There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.

(b)           None of the FNDM Corporations has received any notice that it is not in compliance in any respect with any of the requirements of any of the foregoing.  Whyte Lyon has not (i) engaged in any Prohibited Transactions as defined in Section 405 of ERISA and Section 4965 of the Internal Revenue Code of 1985, as amended, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) any knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (iv) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980.

5.7           Intellectual Property

Each of the FNDM Corporations owns, licenses or utilizes, and is a party to, all patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software, licenses and other Intellectual Property, necessary to operate the business of the FNDM Corporations.

5.8           Licenses and Permits; Labor

Except as disclosed in the SEC Reports, the FNDM Corporations are in compliance with and has all permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of their businesses.  All of the foregoing are in full force and effect and not in known conflict with the rights of others.  None of the FNDM Corporations is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be likely to have a Material Adverse Effect.

5.9          Disclosure

No Transaction Document nor any other agreement, document, certificate, or statement furnished to Whyte Lyon and the Stockholders by or on behalf of the FNDM Corporations in connection with the transactions contemplated by the Transaction Documents, nor any representation or warranty made by FNDM Lyon in any Transaction Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading.  There is no fact known to FNDM which has not been disclosed to Whyte Lyon and the Stockholders in writing which would reasonably be likely to have a Material Adverse Effect.

5.10        Insurance

The FNDM Corporations have in full force and effect such insurance policies as are customary in its industry.

5.11        Survival

FNDM makes the representations and warranties contained herein with the knowledge and intention that Whyte Lyon and the Stockholders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement.

6.           Closing and Closing Deliveries.

6.1           The closing in connection with this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) which shall be one (1) Business Day following the date notice of such Closing shall be given to Whyte Lyon and the Stockholders by FNDM; provided that such Closing and the Closing Date shall be not later than October __, 2009, unless such date shall be extended by mutual agreement of the Stockholders and Whyte Lyon.

6.2           Notwithstanding anything to the contrary, express or implied contained in this Agreement or in any other Transaction Document, in the event and to the extent that any documents or other closing instruments otherwise required to be delivered by September 29, 2009 under any of the Transaction Documents shall not have been so delivered, and the Parties hereto and pursuant to any such Transaction Document shall have agreed to waive delivery of any such document(s) or instrument(s) or defer such delivery to a later date, all of the transactions contemplated by this Agreement and all other Transaction Documents shall, for all purposes, be deemed to have been consummated as at 5:00 p.m. on September 29, 2009.

6.3           The Parties may, by mutual consent, forego a formal closing, and consummate the transactions contemplated by this Agreement by email and pdf or facsimile signatures on Transaction Documents and federal express deliveries of stock certificates evidencing the Subject Shares and the FNDM Purchase Shares.

7.           Termination

This Agreement is subject to termination by the applicable Party set forth below, after providing prior written notice to the other Parties upon the occurrence of one or more of the following events:

7.1           Mutual Agreement.   Immediately following the written mutual agreement among all of the Parties to terminate this Agreement; or

7.2           Breach or Failure to Perform Conditions.

(a)           By the Stockholders, in the event that FNDM shall (i) breach in any material respect any of their representations and warranties set forth in this Agreement or (ii) fail or refuse to perform all conditions to Closing on its part to be performed under this Agreement; or

(b)           By FNDM, in the event that Whyte Lyon or the Stockholders shall fail or refuse to perform all conditions to Closing on their part to be performed under this Agreement.

 7.3           Material Adverse Effect.  By the Stockholders, in the event of: (i) a Material Adverse Effect upon FNDM or any of the FNDM Subsidiaries or a change in any governmental requirements, laws or regulations, that, in the opinion of legal counsel for the Stockholders, renders the continued performance of this Agreement either illegal or commercially unreasonable; or (ii) FNDM or any of the FNDM Subsidiaries has been directed by any regulatory authority to cease or materially limit its performance of its obligations under this Agreement; and, in each case, the Parties cannot find a legal and commercially reasonable solution or alternative within a reasonable amount of time which shall not be greater than one hundred twenty (120) days.

8.           Miscellaneous

8.1           Waiver.  The failure of either Party to insist upon or enforce performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same will be and remain in full force and effect.

8.2           Resolution of Disputes.  Any dispute involving the interpretation or application of this Agreement which cannot be settled among the Parties shall be resolved by final and binding arbitration before a panel of three arbitrators in New York, New York pursuant to the then prevailing rules of the American Arbitration Association (the “AAA”).   The Stockholders shall select one of the arbitrators, FNDM shall select the second arbitrator and the two arbitrators so selected shall select the third arbitrator; provided, that if any one of the Parties fail or refuse to select their arbitrator within 20 days of a Party making a demand for arbitration, the AAA shall select such arbitrator(s).  The decision of the arbitrators shall be final and binding upon all Parties and may be enforced in any court of competent jurisdiction in New York or Delaware, as applicable.

8.3           Force Majeure.  No Party shall be liable for, or considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by the Agreement (except with respect to payment obligations) as a result of any causes or conditions which are beyond such Party’s reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.  If any force majeure event occurs (which shall include, without limitation, acts of God, telecommunications, Internet or network failure, results of vandalism or computer hacking, fire, explosion, storm or other natural occurrences, any conflicting order, direction, action or request of the United States government (including, without limitation, state and local governments) or of any regulatory department, agency, commission, court, bureau, corporation or other instrumentality, or of any civil or military authority, national emergencies, insurrections, riots, wars, strikes, lockouts, work stoppages or other such labor difficulties), the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of such event.  Notwithstanding the foregoing, the Parties' obligations to one another shall be excused and/or postponed during and only for the duration of the applicable force majeure event and shall resume as soon as practicable after the force majeure event has ended.

8.4           Relationship of the Parties.  The Parties to the Agreement are independent contractors.  No Party is an agent, representative, partner or employee of the other Party.  No Party will have any right, power, or authority to enter into any agreement on behalf of, or incur any obligation or liability of, or to otherwise bind the other Party.  The Agreement will not be interpreted or construed to create an association, agency, joint venture, or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

8.5           Survival.  In addition to any provisions which specifically provide for survival or for continued obligations following the termination of this Agreement, the following shall survive the termination of this Agreement:  all representations and warranties; all provisions for payment of any amounts due hereunder, including but not limited to, expenses or compensation; all provisions for confidentiality; all provisions for indemnification, until the first anniversary of the Maturity Date; all provisions for insurance coverage; and all provisions for arbitration or the resolution of disputes.

8.6           Construction; Severability.   Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all the risks (both known and unknown) associated with the transactions contemplated hereunder.  Further, all provisions are inserted conditionally on their being valid in law.  In the event that any provision of the Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties to the Agreement:  (i) such provision will be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law; and (ii) the remaining terms, provisions, covenants, and restrictions of the Agreement will remain in full force and effect.

8.7           Remedies.   Except as otherwise specified, the rights and remedies granted to a Party under the Agreement are cumulative and in addition to, not in lieu of, any other rights and remedies which the Party may possess at law or in equity.

8.8           Entire Agreement.  This Agreement and the other Transaction Documents constitutes the entire and only agreements among the Parties and supersedes any and all prior agreements, whether written, oral, express, or implied, of the Parties with respect to the transactions set forth herein and therein.

8.9           Amendment.  No change, amendment, or modification of any provision of the Agreement will be valid unless set forth in a written instrument signed by all of the Parties.

8.10           Assignment.  Except as provided herein, no Party to the Agreement shall sell, transfer, or assign the Agreement, the other Transaction Documents or the rights or obligations hereunder or thereunder without the prior written consent of the other Party or Parties.

8.11           Headings.  The captions and headings used in the Agreement are inserted for convenience only and will not affect the meaning or interpretation of the Agreement.

8.12           Counterparts.  The Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

8.13           Governing Law; Jurisdiction and Venue.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, without respect to its conflict of laws principles.

8.14           Expenses.   Each of the Parties will bear their own costs and expenses in connection with the drafting, negotiation and execution of this Agreement and the other Transaction Documents.

8.15           Contract Interpretation.  For purposes of contract interpretation, including resolution of any ambiguity, the Parties acknowledge that this Agreement was prepared jointly by their respective attorneys and therefore the terms of the Agreement should not be construed against either Party as the drafting Party.

8.17           Legal Representation.    The Parties hereto acknowledge that Hodgson Russ LLP has drafted this Agreement as counsel to FNDM and the FNDM Subsidiaries.  Hodgson Russ LLP does not and will not represent Whyte Lyon or any other Party in connection with the drafting, negotiating and delivery of this Agreement or the other Transaction Documents.  Each of the Parties hereto do further hereby acknowledge that Hodgson Russ LLP also has represented the Principal Stockholder and his Affiliates, and may further represent the Principal Stockholder and/or his Affiliates, in each case, in connection with legal matters unrelated to the transactions contemplated by this Agreement or the other Transaction Documents.  Each of the Parties do hereby waive all actual or perceived conflicts of interest that may arise by reason of such other representation.

8.18           Facsimile Signature.     This Agreement and any Transaction Document may be executed by pdf or other facsimile transmission and such signatures shall, for all purposes, hereunder and thereunder, be treated as ribbon originals.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Closing Date set forth above.

FUND.COM, INC.

By: /s/ Gregory Webster
Gregory Webster, Chief Executive Officer

WHYTE LYON SOCRATIC, INC.

By:/s/ Joseph J. Bianco
Joseph J. Bianco, President

STOCKHOLDERS:
No. of Subject Shares Owned:
WHYTE LYON CO., INC.

51 Subject Shares
By: /s/ Joseph J. Bianco
Joseph J. Bianco, CEO

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__ Subject Shares
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